UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2008

TERCICA, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-50461	26-0042539
(Commission File Number)	(IRS Employer Identification No.)

2000 Sierra Point Parkway, Suite 400

Brisbane, CA 94005

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 624-4900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.	Unregistered Sales of Equity Securities.

Ipsen Purchase Agreement

On July 22, 2008, Tercica, Inc. (“Tercica”), Ipsen, S.A. (“Ipsen”) and Suraypharm (an affiliate of Ipsen) entered into a Common Stock Purchase Agreement (the “Ipsen Purchase Agreement”) pursuant to which Tercica sold to Ipsen 410,831 shares (the “Ipsen Shares”) of its common stock, par value $0.001 (“Common Stock”), for an aggregate cash purchase price of $3,664,612.52. The Ipsen Shares were issued and sold to Ipsen at a price per share of $8.92, which equals the consolidated closing bid price of the Common Stock as reported by NASDAQ on July 21, 2008. Under the terms of an Affiliation Agreement Tercica entered into with Ipsen and Suraypharm in October 2006, Suraypharm has a right of first offer to purchase up to its pro rata portion of new equity securities offered by Tercica (subject to certain exceptions). Ipsen, as Suraypharm’s designated affiliate, acquired the Ipsen Shares in exercise of Suraypharm’s pro rata right under the Affiliation Agreement with respect to the sale and issuance of 590,580 shares Common Stock to Genentech, Inc. (“Genentech”) on July 11, 2008 pursuant to that certain Common Stock Purchase Agreement, dated July 6, 2007, by and between Tercica and Genentech.

The Ipsen Shares were issued in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 promulgated thereunder, and Ipsen represented to Tercica that it is an “accredited investor” within the meaning of Rule 501 under the Securities Act.

The foregoing is a brief summary of the material terms of the Ipsen Purchase Agreement. Such summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Ipsen Purchase Agreement, which is filed as Exhibit 10.14H to this Current Report on Form 8-K and incorporated by reference herein.

Ipsen Note Conversions and Warrant Exercise

Also, on July 22, 2008, Tercica issued an aggregate of 10,774,806 shares of Common Stock to Ipsen in connection with the election by Ipsen to convert in full the entire outstanding principal and accrued interest under the following convertible notes:

•

that certain First Senior Convertible Promissory Note, dated October 13, 2006 (the “First Note”), having an outstanding principal and accrued interest balance of $26,169,800 at July 22, 2008, which was converted in full at a conversion price per share of $7.41, for a total of 3,531,687 shares of Common Stock;

•

that certain Second Senior Convertible Promissory Note, dated September 17, 2007 (the “Second Note”), having an outstanding principal and accrued interest balance of €30,639,860 at July 22, 2008, which was converted in full at a conversion price per share of €5.92, for a total of 5,175,652 shares of Common Stock; and

•

that certain Third Senior Convertible Promissory Note, dated September 17, 2007 (the “Third Note” and together with the First Note and the Second Note, the “Notes”), having an outstanding principal and accrued interest balance of $15,319,930 at July 22, 2008, which was converted in full at a conversion price per share of $7.41, for a total of 2,067,467 shares of Common Stock.

The shares of Common Stock issued upon conversion of the Notes (the “Note Shares”) were issued to Ipsen in transactions exempt from registration under the Securities Act, by virtue of Section 3(a)(9) thereof. No commission or other remuneration was paid in connection with conversion of the Notes and the resulting issuance by Tercica of the Note Shares.

Additionally, on July 22, 2008, Tercica also issued 4,948,795 shares of Common Stock (the “Warrant Shares”) to Ipsen upon the exercise in full of that certain warrant dated October 13, 2006 (the “Ipsen Warrant”). The Warrant Shares issued to Ipsen upon exercise of the Ipsen Warrant were issued at a cash exercise price per share of $7.41, for total cash proceeds to Tercica of $36,670,570.95. The Warrant Shares were issued to Ipsen in a transaction exempt from registration under the Securities Act by virtue of Section 4(2) thereof as a transaction not involving a public offering.

As previously announced, Ipsen agreed to convert the Notes and exercise the Warrant in full in connection with the execution and delivery of that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 4, 2008, by among Tercica, Beaufour Ipsen Pharma, a wholly owned subsidiary of Ipsen and its subsidiaries (“BIP”), and Tribeca Acquisition Corporation, a wholly owned subsidiary of BIP (“Merger Sub”).

Item 8.01.	Other Events

On July 9, 2008 the Bundeskartellamt, Germany’s Federal Cartel Office in charge of reviewing the antitrust aspects of mergers and acquisitions, cleared Tercica’s proposed merger with BIP and Merger Sub pursuant to the Merger Agreement.

On July 18, 2008, the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, expired without the United States Federal Trade Commission or the U.S. Department of Justice requesting additional information with regard to the proposed merger.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.14H	Common Stock Purchase Agreement, dated as of July 22, 2008, between Tercica, Inc., Ipsen, S.A. and Suraypharm.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TERCICA, INC.

Dated: July 23, 2008	By:	/s/ Stephen N. Rosenfield
Stephen N. Rosenfield Executive Vice President of Legal Affairs

EXHIBIT INDEX

Exhibit No.	Description

10.14H	Common Stock Purchase Agreement, dated as of July 22, 2008, between Tercica, Inc., Ipsen, S.A. and Suraypharm.